Exhibit 99.2
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             FOR IMMEDIATE RELEASE

             November 1, 2001


                     CONTACTS:  (Media) Tom Forsythe   763-764-6364
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                                (Analysts) Kris Wenker   763-764-2607



                   DIAGEO EXERCISES OPTION TO SELL 55 MILLION
                      GENERAL MILLS SHARES BACK TO COMPANY


      MINNEAPOLIS, MINN.---(November 1, 2001)---General Mills (NYSE: GIS) said today that Diageo plc (LSE: DGE; NYSE: DEO) has exercised its option to sell 55 million General Mills common shares directly to the company at a price of $42.14 per share, under terms of the agreement relating to General Mills' recent acquisition of Diageo's worldwide Pillsbury operations.

      As a result of this option exercise, Diageo will hold 79 million shares of General Mills common stock. General Mills will finance the share repurchase from Diageo with debt. As a result, General Mills will add debt of approximately $6.15 billion to its balance sheet in conjunction with both the share buyback and the Pillsbury acquisition. Diageo will forfeit the portion of the contingent value right (CVR) associated with the Pillsbury transaction that relates to the 55 million General Mills shares sold.